Exhibit 10.13

_____________________

675 Massachusetts Avenue, 14th Floor

Cambridge, MA 02139

April 18, 2019

Mr. David P. Southwell

___________________

___________________

Dear Mr. Southwell:

This letter agreement sets forth the terms upon which Spero Therapeutics, Inc., a Delaware corporation (the “Company”), agrees to enter into an advisory agreement with you (“Advisor”), effective upon your resignation from the Board of Directors of the Company on the date hereof (the “Effective Date”). The Company and Advisor (each, a “party” and together, the “parties”) hereby agree as follows:

1.

As of the Effective Date, Advisor shall provide advisory services to the Company (the “Services”) on matters relating to the business, strategy and operations of the Company and its subsidiaries, as may be requested by the Company from time to time, but in no event to exceed 60 hours in any given calendar year, prorated for any partial calendar year during the Term (as defined below).

2.

The term of this Agreement shall commence as of the Effective Date and continue until April 24, 2020; thereafter, this Agreement shall be automatically extended and will continue in accordance with its terms until terminated by either party upon three (3) days’ prior notice by either party to the other (the “Term”).

3.

In consideration of the Services to be provided, the Company shall pay the Advisor an annual fee of $35,000, payable quarterly, in arrears, promptly following the end of each calendar quarter, prorated for any partial calendar quarter. Additionally, the Company shall reimburse Advisor for Advisor’s reasonable business expenses incurred during the Term in connection with Advisor’s duties hereunder.  Advisor will provide the Company, on a quarterly basis, with summary documentation of his hours worked and verification of any business expenses incurred.

4.

Advisor’s Services constitute service as a Consultant, as defined under the Company’s 2017 Stock Incentive Plan, as amended, and during the Term, Advisor’s outstanding stock option to purchase 12,146 shares granted on March 30, 2018 and outstanding stock option to purchase 6,073 shares granted on June 5, 2018 (the “Options”) will remain exercisable and continue to vest, pursuant to their terms.

5.

The Company has provided and shall provide Advisor with Confidential Information (defined below). Advisor shall not, except as Advisor in good faith deems appropriate to perform Advisor’s duties hereunder or as required by applicable law or regulation, governmental investigation, subpoena, or in connection with enforcing the terms of this Agreement (or any agreement referenced herein) without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information regarding the Company or any of its subsidiaries or affiliates. “Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their respective businesses, employees, consultants, contractors, clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes or otherwise generally made available to the public (other than by Advisor’s breach of the terms hereof or the terms of any previous confidentiality obligation by Advisor to the Company) and that was learned or developed by Advisor in the course of providing services to the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Advisor acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage.

6.

All Advisor Developments are and shall be made for hire by Advisor for the Company or any of its subsidiaries or affiliates. “Advisor Developments” means any discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to Advisor or work performed by Advisor for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours (including before the Effective Date). All Confidential Information and all Advisor Developments shall remain the sole property of the Company or any of its subsidiaries or affiliates. Advisor has not acquired and shall not acquire any proprietary interest in any Confidential Information or Advisor Developments developed or acquired during the Term or during Advisor’s service with the Company before the Effective Date. To the extent Advisor may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Advisor Development, Advisor hereby assigns to the Company all such proprietary rights. Advisor shall, both during and after the Term, upon the Company’s request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Advisor Developments.

7.

This letter agreement will be governed by the laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles. This letter agreement may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. This Agreement and the Options constitute the entire agreement between the parties and, as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement.

If the foregoing terms are acceptable to you, please indicate your agreement by in the space provided below and returning it to the undersigned at your earliest convenience.

Regards,

/s/ Ankit Mahadevia, M.D.
Ankit Mahadevia, M.D.
Chief Executive Officer

ACKNOWLEDGED & AGREED AS OF APRIL 18, 2019:

/s/ David P. Southwell
David P. Southwell